ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND INDEPENDENT AUDITORS REPORT

DECEMBER 31, 2002

ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

CONTENTS

Page

Independent Auditor’s Report

1

Consolidated Financial Statements

Consolidated Balance Sheets

2

Consolidated Statements of Operations

3

Consolidated Statement of Changes in Stockholders’ Equity

4

Consolidated Statements of Cash Flows

5

Notes to Consolidated Financial Statements

6-32

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Aspen Group Resources Corporation

We have audited the accompanying consolidated balance sheets of Aspen Group Resources Corporation and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2002, the six months ended December 31, 2001 and the year ended June 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aspen Group Resources Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002, the six months ended December 31, 2001 and the year ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 17 to the financial statements, the Company has suffered recurring losses from operations and current liabilities exceed current assets.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 17.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Lane Gorman Trubitt, L.L.P.

“signed Lane Gorman Trubitt, L.L.P.”

Dallas, Texas

July 19, 2003

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS December 31,
(Expressed in US Dollars)
	2002	2001
ASSETS
Current Assets
Cash	$50,016	$50,600
Accounts receivable
Trade	1,432,920	2,424,317
Sale of assets	2,826,704	-
Due from affiliates	1,192,981	-
Other	27,071	2,938
Materials and supplies inventory	104,577	475,327
Prepaid expenses	123,802	283,487
Total current assets	5,758,071	3,236,669

Proved Oil & Gas Properties (full cost method)
net of accumulated depletion of $21,515,449 and $4,815,423	44,967,314	49,638,972

Property and Equipment
net of accumulated depreciation of $2,452,574 and $2,249,246	1,759,472	2,515,893

Other Assets
Notes receivable	42,587	100,000
Note receivable – related party	-	125,000
Non-marketable security	-	236,119
Prepaid expenses	-	105,498
Deposits and other assets	8,880	108,880

Total Assets	$52,536,324	$56,067,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Bank indebtedness	$58,892	$-
Accounts payable
Trade	3,860,856	2,276,559
Revenue distribution	924,652	577,621
Due to affiliates	1,132,943	-
Accrued expenses	1,099,300	112,840
Accrued interest	42,695	150,593
	7,119,338	3,117,613
Current maturities of long-term debt	16,197,027	5,820,077
Total current liabilities	23,316,365	8,937,690

Long-Term Debt, less Current Maturities	1,075,777	12,848,399

Provision for Site Restoration	264,522	-

Deferred Income Taxes	81,053	-

Stockholders’ Equity
Preferred stock, no par value, authorized-unlimited, issued – none	-	-
Common stock, no par value, authorized-unlimited, issued
39,378,037 in 2002 and 20,204,157 in 2001	57,952,574	46,943,541
Less subscriptions for 122,535 shares	(214,436)	(214,436)
Warrants and beneficial conversion feature	823,695	1,305,236
Accumulated deficit	(30,763,226)	(13,753,399)
Total stockholders’ equity	27,798,607	34,280,942

Total Liabilities and Stockholders’ Equity	$52,536,324	$56,067,031

  “signed Robert L. Calentine”

  “signed Allan C. Thorne”

Robert L. Calentine, Director and CEO

Allan C. Thorne, CFO

See accompanying notes to these financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended December 31, 2002, six months ended December 31, 2001 and year ended June 30, 2001 (Expressed in US Dollars)

	December 31, 2002	December 31, 2001	June 30, 2001

REVENUE
Oil and gas sales	$6,969,309	$3,534,322	$10,055,440
Product and service revenues	865,325	718,759	493,834
Total revenues	7,834,634	4,253,081	10,549,274

EXPENSES
Oil and gas production	4,212,552	1,647,810	2,787,550
Operating expenses	908,973	567,412	353,815
General and administrative	4,937,057	1,142,015	2,015,210
Depreciation and depletion and site restoration	11,304,036	1,304,520	2,241,146
Impaired assets write-down	1,214,528	-	-
Total expenses	22,577,146	4,661,757	7,397,721

EARNINGS (LOSS) FROM OPERATIONS	(14,742,512)	(408,676)	3,151,553

OTHER INCOME (EXPENSE)
Interest and financing expense	(901,738)	(482,446)	(1,085,286)
Other income (expense)	(12,392)	21,702	34,479
Total other	(914,130)	(460,744)	(1,050,807)

EARNINGS (LOSS) BEFORE THE UNDERNOTED	(15,656,642)	(869,420)	2,100,746

PROVISION FOR WRITE DOWN OF INVESTMENT	625,475	-	-

LOSS ON SALE OF ASSETS	920,258	-	-

INCOME TAXES RECOVERY - CANADA	(192,547)	-	-

NET EARNINGS (LOSS) BEFORE MINORITY INTERESTS	(17,009,828)	(869,420)	2,100,746

MINORITY INTERESTS	-	(222)	222

NET EARNINGS (LOSS)	$(17,009,828)	$(869,198)	$2,100,524

BASIC EARNINGS (LOSS) PER SHARE	$(.45)	$(.04)	$.11

DILUTED NET EARNINGS (LOSS) PER SHARE	$(.45)	$(.04)	$.10

WEIGHTED AVERAGE SHARES	37,420,390	19,582,323	18,783,941

WEIGHTED AVERAGE SHARES – ASSUMING DILUTION	37,420,390	22,989,269	20,084,953

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY Year ended December 31, 2002, six months ended December 31, 2002 and year ended June 30, 2001 (Expressed in US Dollars)
	COMMON STOCK		COMMON STOCK SUBSCRIBED		WARRANTS AND BENEFICIAL CONVERSION FEATURE	ACCUMULATED DEFECIT	TOTAL
	SHARES	AMOUNT	SHARES	AMOUNT
BALANCES, June 30, 2000	18,054,875	$43,410,125	122,535	$(214,436)	$823,695	$(14,984,725)	$29,034,659
Exercise of warrants in July 2000 ($1.26 per share)	60,714	76,500	-	-	-	-	76,500
Exercise of warrants in September 2000 ($1.26 per share)	125,000	157,500	-	-	-	-	157,500
Issuance of shares in October 2000 for services ($1.05 - $1.97 per share)	23,969	30,500	-	-	-	-	30,500
Issuance of shares in October 2000 for services related to the acquisition of oil and gas properties and equipment ($1.97 per share)	214,286	420,000	-	-	-	-	420,000
Issuance of shares in October 2000 for the acquisition of oil and gas properties, inventory and equipment ($3.15 per share)	571,429	1,800,000	-	-	-	-	1,800,000
Exercise of warrants in November 2000 ($1.26 per share)	3,571	4,500	-	-	-	-	4,500
Issuance of special warrants in private offering which closed in April 2001 ($1.50 per share)	-	-	-	-	1,845,000	-	1,845,000
Costs related to issuance of special warrants	-	-	-	-	(648,443)	-	(648,443)
Issuance of shares in April 2001 for services ($.98 - 2.52 per share)	21,813	36,000	-	-	-	-	36,000
Net earnings	-	-	-	-	-	2,100,524	2,100,524

BALANCES, June 30, 2001	19,075,657	$45,935,125	122,535	$(214,436)	$2,020,252	$(12,884,201)	$34,856,740

Conversion of accounts payable to common stock in August 2001 ($1.00 per share)	250,000	250,000	-	-	-	-	250,000
Conversion of special warrants to common stock in October	808,500	715,016	-	-	(715,016)	-	-
Issuance of shares in November 2001 for services ($2.62 per share)	70,000	43,400	-	-	-	-	43,400
Net loss	-	-	-	-	-	(869,198)	(869,198)

BALANCES, December 31, 2001	20,204,157	$46,943,541	122,535	$(214,436)	$1,305,236	$(13,753,399)	$34,280,942

Shares issued on Endeavour take-over (January – October)	11,944,809	6,689,093	-	-	-	-	6,689,093
Conversion of shares in January for debt	2,857,143	3,000,000	-	-	-	-	3,000,000
Issuance of shares in February for Interest on conversion of debt	1,000,000	90,000	-	-	-	-	90,000
Shares issued in February for services ($0.76 per share)	47,428	36,000	-	-	-	-	36,000
Conversion of Special Warrants in April	544,500	481,540	-	-	(481,541)	1	-
Shares issued in May for acquisition	2,825,000	741,800	-	-	-	-	741,800
Shares issued in July for services ($0.56 per share)	25,000	14,000	-	-	-	-	14,000
Retirement of shares ($0.62 per share)	(70,000)	(43,400)	-	-	-	-	(43,400)
Net loss	-	-	-	-	-	(17,009,828)	(17,009,828)

BALANCES, December 31, 2002	39,378,037	$57,952,574	122,535	$(214,436)	$823,695	$(30,763,226)	$27,798,607

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2002, six months ended December 31, 2001 and year ended June 30, 2001
(Expressed in US Dollars)

	December 31,	December 31,	June 30,
	2002	2001	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(17,009,828)	$(869,198)	$2,100,524
Adjustments to reconcile net earnings (loss) to net cash
provided by operating activities:
Deferred income taxes recovery	(192,547)	-	-
Loss (gain) on sale of fixed assets	920,258	(3,968)	-
Depreciation and depletion	10,999,556	1,304,520	2,241,146
Amortization	-	114,417	227,664
Common stock issued for services	6,600	43,400	66,500
Services received in exchange for reduction in note receivable	-	103,000	-
Provision for write-down of investments and other assets	1,016,142	-	-
Minority interests	-	(222)	222
Cash flow from operations	(4,259,819)	691,949	4,636,056
Change in assets and liabilities, net
Accounts receivable	1,108,852	(212,499)	(755,433)
Prepaid expenses	444,921	(46,847)	(43,030)
Accounts payable and accrued liabilities	1,680,793	857,432	1,560,734
Materials and supplies inventory	-	(36,482)	13,521
Net cash provided (used) by operating activities	(1,025,253)	1,253,553	5,411,848

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of oil and gas properties	3,181,061	1,000,000	168,272
Proceeds from sale of fixed assets	84,213	28,600	-
Oil and gas properties purchased	-	(908,008)	(6,058,006)
Exploration and development costs capitalized	(1,953,541)	(3,162,967)	(2,953,347)
Issuance of notes receivable	-	-	(303,000)
Issuance of note receivable – related party	-	-	(125,000)
Purchase of United Cementing & Acid Co., Inc.	-	-	(1,250,000)
Acquisition of property and equipment	(389,395)	(251,072)	(396,373)
Net cash provided (used) by investing activities	922,338	(3,293,447)	(10,917,454)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash acquired in acquisition	(8,540)	-	-
Bank overdraft	58,892	-	-
Sale of common stock and exercise of warrants	-	-	2,083,500
Costs related to sale of stock and issuance of notes payable	-	-	(648,443)
Issuance of notes payable and long-term debt	2,218,170	1,415,923	4,918,742
Issuance of related party note payable	-	-	200,000
Repayment of notes payable and long-term debt	(2,166,191)	(233,223)	(459,645)
Net cash provided by financing activities	102,331	1,182,700	6,094,154

NET INCREASE (DECREASE) IN CASH	(584)	(857,194)	588,548

CASH - Beginning of period	50,600	907,794	319,246

CASH - End of period	$50,016	$50,600	$907,794

SUPPLEMENTAL INFORMATION
Cash paid for interest	904,784	428,446	1,079,286
Conversion of special warrants to common stock	481,541	715,016	-
Conversion of accounts payable to common stock	3,090,000	250,000	-
Issuance of common stock for acquisition consulting fees	36,000	-	420,000
Equipment and other assets acquired with common stock Extinguishment of convertible debentures	741,800	-	1,800,000
Purchase of non-marketable security with note payable	-	-	236,119
Proceeds from sale of 25% of United Cementing & Acid Co., Inc.	-	-	312,500
Non-cash collections on notes receivable	125,000	-	100,000
Cash income taxes paid	-	-	-
Issuance of common shares for Endeavour take-over	6.689.093	-	-

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

1.

Nature of Business and Basis of Preparation and presentation

Nature of Business

The primary business focus of Aspen Group Resources Corporation(“Company” or “Aspen”) is to build value through the development of its existing producing oil and gas properties by conducting an active exploitation program on these properties and pursuing the acquisition, development, and exploitation of oil and gas properties in both the United States and Canada that offer the potential for increased production while continuing to control cost.

The Company was incorporated under the laws of Ontario, Canada as Cotton Valley Energy Limited on February 15, 1995.  On June 14, 1996, the Company merged with Arjon Enterprises, Inc., an Ontario corporation and reporting issuer in Ontario.  As a result of that merger the Company’s name was changed to Cotton Valley Resources Corporation.  The Company continued from Ontario to the Yukon Territory pursuant to Articles of Continuance dated February 9, 1998.  On February 28, 2000 the Company’s name was changed to Aspen Group Resources Corporation.

2.

Summary of Significant Accounting Policies

Oil and Gas Properties

The Company follows the full-cost method of accounting for oil and gas properties.  Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized into a “full-cost pool”.  A separate full cost pool is established for U.S. and non-U.S. properties.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves.  Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated.  Such unproved properties are assessed periodically and a provision for impairment is made to the full-cost amortization base when appropriate.

Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate.  Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized.  Oil and gas drilling and workover equipment used primarily on the Company’s properties are included in the full cost pool.

The net capitalized costs are subject to a “ceiling test” which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.

Canadian Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Revenue Recognition

Revenue is accrued and recognized in the month the oil and gas is produced and sold.  Reimbursement of costs from well operations is netted against the related oil and gas production expenses.

Inventories

Inventories, which consist primarily of oilfield equipment, acidizing and cementing products, and supplies held for resale, are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Debenture Financing Costs

Debenture financing costs are being amortized ratably over the life of the related debenture.

Property and Equipment

Property and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets.

Investments

The non-marketable security, representing a 5% common stock investment in a closely held corporation acquired in March 2001, is accounted for using the cost method of accounting.  A readily determinable fair value is not available.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.  The differences between accounting principles generally accepted in the United States and Canada would not have a material impact on the accompanying financial statements.  The Company’s assets and principal activities are in the United States and its functional currency is the U.S. dollar; accordingly, the accompanying financial statements are presented in U.S. dollars.  The effects of exchange rate changes on transactions denominated in Canadian dollars or other currencies are charged to operations. Foreign exchange gains or losses were insignificant for all periods presented.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting.  Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes.  Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate.  Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Net Earnings Per Share

Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. As required by the Securities and Exchange Commission rules, all warrants, options, and shares issued within a year prior to the initial filing of a registration statement are assumed to be outstanding for each year presented for purposes of the earnings per share calculation.

Cash Flow Statement

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Advertising Costs

The Company’s policy is to expense all advertising costs in the period in which they are incurred.  Advertising and promotion expense was $36,248, $121,130 and $276,651 for the periods ended December 31, 2002, December 31, 2001 and June 30, 2001, respectively.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation (SFAS 123), requires recognition of compensation expense for grants of stock, stock options, and other equity instruments based on fair value.  If the grants are to employees, companies may elect to disclose only the pro forma effect of such grants on net income and earnings per share in the notes to financial statements and continue to account for the grants pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees.  The Company has elected the pro forma disclosure alternative for employee grants.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries.  All material intercompany accounts and transactions of consolidated subsidiaries have been eliminated in consolidation.

Joint Operations

Certain of the petroleum and natural gas activities are conducted jointly with others.  These consolidated financial statements reflect only the Company's proportionate interest in such activities.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, balances with banks and short-term deposits with original maturities of three months or less.  Bank borrowings are considered to be financing activities.

Financial Instruments

The Company has estimated the fair value of its financial instruments which include cash and cash equivalents, accounts receivable, advances to operators, due to and from related companies, contracts receivable and payable, investment, accounts payable, accrued liabilities, notes payable and long-term debt.  The Company used valuation methodologies and market information available as at year-ends and unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from their financial instruments.  It has been determined that the carrying amounts of such financial instruments approximate fair value in all cases, unless otherwise noted.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Future Site Restoration and Abandonment Costs - Canada

Estimated future costs relating to site restoration and abandonments are provided for over the life of proved reserves on a unit-of-production basis.  Costs are estimated, net of expected recoveries, based upon current legislation, costs, technology and industry standards.  The annual provision is recorded as additional depletion and depreciation.  The accumulated provision is reflected as a non-current liability and actual expenditures are charged against the accumulated provision when incurred.

Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, collectively, the Statements. These Statements drastically change the accounting for business combinations, goodwill and intangible assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS No. 141 also changes the criteria to recognize intangible assets apart from goodwill. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment, or more frequently if impairment indicators arise. Separable intangible assets that have finite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS No. 142 are affective upon adoption of SFAS No. 142. Pre-existing goodwill and intangibles will be amortized during the transition period until adoption. The Company adopted SFAS No. 141 and SFAS No. 142 as of January 1, 2002, and did not experience any material impact on its financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations.  SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations.  SFAS No. 143 guidance covers (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures.  SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long- lived asset and subsequently allocated to expense using a systematic and rational method.  The Company will adopt the statement effective no later than January 1, 2003, as required. Any transition adjustment resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle. At this time, the Company cannot reasonably estimate the effect of the adoption of this statement on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.   The Company has adopted SFAS No. 144 as of January 1, 2002, and did not experience any material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which addresses how an issuer classifies and measures financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuers. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of this Statement and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by this Statement. The Company does not anticipate a material impact on its financial position or results of operations.

Long-Lived Assets

Long-lived assets, other than oil and gas properties, are periodically reviewed for impairment based on an assessment of future operations.  The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.  Measurement of an impairment loss is based on the fair market value of the asset.  Impairment for oil and gas properties is computed in the manner described above under “Oil and Gas Properties.”

Fiscal Year Change

On December 20, 2001, the Company elected to change the date of its fiscal year-end to December 31. The six-month transition period ended December 31, 2001 bridges the gap between the Company’s old and new fiscal year ends.

3.

Acquisitions

United Cementing & Acid Co., Inc.

Effective January 1, 2001, the Company entered into a share purchase agreement to acquire 100% of United Cementing & Acid Co., Inc. (United), a privately held oilfield service company.  For financial statement purposes the acquisition was accounted for as a purchase. The aggregate purchase price was $1,250,000.  On April 13, 2001, the Company entered into a share purchase agreement to sell 25% of United to a director of the Company.  The aggregate sale price was $312,500.  On January 1, 2002, the Company repurchased those 875 shares of United from that director of the Company for $312,500, making United a wholly owned subsidiary of the Company.  For financial statement purposes, the acquisition was accounted for as a purchase and, accordingly United’s results are included in the consolidated financial statements since the date of acquisition.  The net purchase price exceeded the net assets of United by approximately $691,000.  The excess was allocated to property and equipment and is being depreciated.

The following unaudited pro forma data summarize the results of operations for the periods ended December 31, 2001 and June 30, 2001 as if the acquisition had been completed on July 1, 2000, the beginning of the 2001 fiscal year.

Pro Forma Information	December 31, 2001	June 30, 2001

Net sales	$4,253,081	$11,114,856
Net earnings (loss)	(869,198)	2,282,062
Net earnings (loss) per share	(0.04)	0.12

These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on July 1, 2000 or that may be obtained in the future.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Acquisition of Aspen Endeavour Resources Inc. (formerly Endeavour Resources Inc.)

On March 6, 2002 the Company completed the acquisition of 100% of Endeavour Resources Inc. ("Endeavour") in exchange for 11,944,809 common shares of the Company together with share purchase warrants to purchase an additional 5,972,403 common shares of the Company.  Each whole share purchase warrant entitled the holder to purchase one common share of the Company at a price of $1.25 until September 30, 2002, or $1.75 thereafter until June 30, 2003. No share purchase warrants have been exercised at December 31, 2002.  In addition, the Company acquired common share purchase warrants of Endeavour entitling the holder to acquire approximately 3,750,000 additional shares of Endeavour common stock.  In exchange for these warrants, the Company issued 890,625 Class B common share purchase warrants (Class B Warrants), each whole Class B Warrant entitling the holder to purchase one share of the common stock of the Company at a price of $1.33 per share.  No Class B Warrants were exercised and they expired on June 28, 2002.

On June 7, 2002, Endeavour received a Certificate of Amendment changing its name to Aspen Endeavour Resources Inc.

Kansas Property Acquisition

During the six months ended December 31, 2001, the Company consummated the purchase of oil and gas properties and certain other assets from a private company for $1,125,000 in cash.  These properties include interests in forty-four operated producing oil and gas wells primarily located in the El Dorado Field in Kansas.  The Company estimates the proved reserves acquired were approximately 317,000 net barrels of oil.  On December 1, 2002, the Company sold these properties to a third party.

Acquisition of Lamb Creek Inn and 43 Producing wells

On April 1, 2002, The Company purchased the Lamb Creek Inn in Kerrville Texas from a past director of the Company along with a 50% interest in 43 oil wells in Oklahoma from a past officer and director of the Company.  The Company issued 2,825,000 common shares from treasury and paid $750,000 in notes and cash.

4.

Property and Equipment

a)

Property and equipment consist of the following at December 31,

	2002	2001	Estimated Useful Lives

Office furniture and equipment	$389,647	$564,989	5 – 10 years
Equipment	378,006	1,218,882	5 – 10 years
Vehicles	1,531,044	2,181,444	5 years
Buildings and improvements	1,574,730	560,276	25 years
Land	239,548	239,548
Office furniture & fixtures (Canada)	99,071	-	20-30% declining
	$4,212,046	$4,765,139

Depreciation charged to expense amounted to $312,819, $226,490 and $298,901 for the periods ended December 31, 2002, December 31, 2001 and June 30, 2001, respectively.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

b)

Oil and Gas Properties

			2002
	Cost	Accumulated Depletion and Depreciation	Net Book Value

United States
Petroleum and natural gas properties and equipment – Canadian subsidiary	$915,961	$(397,055)	$518,906
Petroleum and natural gas properties and equipment – US operations	50,721,128	(13,750,838)	36,970,290

Canada
Petroleum and natural gas properties and equipment	14,845,674	(7,367,556)	7,483,118
	$66,482,763	$(21,515,449)	$44,967,314

			2001
	Cost	Accumulated Depletion and Depreciation	Net Book Value
United States
Petroleum and natural gas properties and equipment	$54,454,395	$(4,815,423)	$49,638,972

c)

Site restoration and abandonments - Canada

At December 31, 2002 the costs, net of expected recoveries, relating to future site restoration and abandonments are estimated to be $437,394 of which $264,522 has been provided for in the consolidated financial statements.

d)

Depletion and depreciation

At December 31, 2002, the costs of $650,995 for unproven properties have been excluded from the depletion calculation.  Of the amount excluded from depletion $nil are attributable to the United States petroleum and natural gas properties.  The Company converted its gas to bbls using 6:1 conversion rate.

e)

Ceiling test

The ceiling test for the year ended December 31, 2002 was completed using year end prices of $28.27 (2001 - $11.74) per bbl of oil and $3.69 (2001 - $1.95) per MCF of gas, resulting in a writedown of $665,350 for Canadian properties and $6,331,832 for US properties.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

5.

Notes Receivable

Notes receivable consist of the following at December 31,

	2002	2001
Note receivable from a corporation, non-interest bearing, due on demand	$-	$100,000
Note receivable from a director, non-interest bearing, $75,000 due on or before June 29, 2004 and the remainder on or before June 29, 2005	-	125,000
Other	42,857	-
	$42,857	$225,000

6.

Notes Payable and Long-Term Debt

On April 28, 2000, the Company entered into a credit agreement with a bank under which it may borrow up to $25,000,000 limited to the borrowing base as determined by the lender.  The commitment amount was $14,596,000 at December 31, 2001. At December 31, 2002, there was $14,844,002 of outstanding borrowings under this agreement.  Interest on outstanding borrowings currently accrues at the bank’s base rate of interest plus one-quarter percent (base rate is 5.0% and 4.75% at December 31, 2002 and December 31, 2001 respectively).  The agreement also provides for a commitment fee of one-half percent per annum on the average unused portion of the commitment.  A facility fee of one-half percent is assessed for increases in the commitment amount.

The facility is collateralized by the Company’s oil and gas properties. Under the terms of the credit agreement, the Company is required to maintain certain financial ratios and other financial conditions.  On October 4, 2002, Aspen Energy Group Inc. was notified that it was in default of the credit.  Management is currently in negotiations with the bank to remedy these defaults.

Interest is payable monthly and the credit agreement requires monthly commitment reductions as determined by lender.  The monthly commitment reduction amount as of December 31, 2002 was $200,000.  The credit agreement matures on April 10, 2004.

The Company has a note payable to a bank, dated June 26, 2001, in the original amount of $300,000; payable in monthly installments of $3,650, including interest at 7.50%, with all unpaid interest and principal due on June 26, 2004.  The note payable is secured by real estate.  At December 31, 2002 and 2001 the outstanding balance was $275,424 and $296,204, respectively.

The Company has a note payable to a bank, dated March 13, 2002, in the original amount of $272,419; payable in monthly installments of $6,654, including interest at the base rate plus one-half percent, with all unpaid interest and principal due on June 26, 2005.  The note payable is secured by substantially all of United’s assets.  At December 31, 2002 the outstanding balance was $232,860.

In connection with the acquisition of a non-marketable security, the Company issued a $250,000 non interest bearing note payable.  The note is payable in monthly installments of $10,000, including imputed interest at 7.50%, with all unpaid interest and principal due on January 1, 2003.  The note payable is secured by the non-marketable security.  At December 31, 2002 and December 31, 2001 the outstanding balance was $0 and $124,490, which is net of the unamortized discount of $5,510 at December 31, 2001.

In 2001, in connection with the acquisition of certain oil and gas properties, the Company, on February 28, 2000, issued a $3,000,000 convertible 9% note payable.  All unpaid principal and interest is due on or before December 31, 2002; provided that at any time the Company proposes to pay this note payable, the Company has the right, at their sole option, to pay all or any portion of the amount outstanding by the issuance to the payees of 2,857,143 shares of common stock of the Company.  During 2002, this note and related unpaid accrued interest was exchanged for 3,857,143 shares of common stock.

The Company has a note payable to a bank dated December 26, 2001, in the original amount of $500,000; interest at the base rate plus one-quarter percent is payable monthly, with all unpaid interest and principal due on April 10, 2002.  The note payable is secured by various oil and gas wells.  At December 31, 2002 and 2001 the outstanding balance was $nil and $500,000 respectively.

2002
Canadian Western Bank
Demand non-revolving $1,646,000 production loan, repayable in equal monthly installments of $79,138 commencing June 1, 2002 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties	$1,092,098
Demand revolving $1,456,130 production loan, repayable in equal monthly installments of $79,138 commencing January 1, 2004 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties	443,170
1,535,268

Less current portion	949,650
585,618
Demand, revolving reducing loan in the principle amount of $1 million, bearing interest at bank prime plus 0.75%	-

$585,618

The Endeavour loans bear interest at prime plus 0.75% and are secured by a $5 million fixed and floating charge debenture covering the various Canadian petroleum and natural gas leases.  Endeavour is in compliance with all banking requirements.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Aspen Energy Group Inc. Bank Loan

2002

Demand non-revolving production loan	$14,844,002
Less – current portion	2,400,000
12,444,002

Reclassified to current portion	(12,444,002)

Other	691,208
Less – current portion	69,524
621,684

$621,684

Five-year maturity schedule

Long-term debt is due as follows: 2003 - $16,197,027; 2004- $967,303; 2005 - $62,193 and 2006 - $46,281.

On October 4, 2002, Aspen Energy Group Inc. was notified that it was in default of the US Banking Credit Agreement for the quarterly period ending June 30, 2002.  Management is currently in negotiations with the US banker to remedy these defaults.  Due to the non-compliance of the US bank requirements, the Company has reclassified its $12,444,002 long-term debt to current.

Note Payable in Canadian Subsidiary

2002
Note payable	$111,848
Less current portion	55,924
$55,924

In 2001, the Company acquired from a private company, certain petroleum and natural gas rights for $406,450, payable by way of $238,679 cash and a debenture for $167,771 at zero percent interest, payable in 12 quarterly installments of $13,981 commencing March 31, 2002.  The note payable is secured by the petroleum and natural gas properties purchased.  The $238,679 is reflected in the 2001 accounts payable and was paid during 2002.

7.

Investment in Cubacan Exploration Inc.

2002
Cubacan Exploration Inc
Investment
Common shares	1,016,560
Acquisition of shares	68,881
1,085,441

Less provision for write down	(1,085,440)
$1

In the year 2002, Endeavour received 180,000 common shares of Cubacan at $0.38 per share as a settlement of debt of $68,881, which was carried on the books of the Company at $714,071 after a provision for write-down of $462,900 in 2001.

8.

Income Taxes

Canadian Income Taxes

2002

Loss before income taxes	$1,755,672

Expected tax expense (recovery) at combined federal and provincial rate of 41.62%	(730,722)
Increase (decrease) resulting from;
Non deductible crown charges	54,720
Provincial royalty deduction	(21,561)
Resource allowance	(32,451)
Statutory rate reduction	(17,557)
Non-deductible DD&A	490,169
Other	64,855

Provision for future income taxes	$(192,547)

The temporary differences of the net future income tax liability are as follows:

Future income tax assets
Non-capital loss carry forwards	$(94,376)
Future site restoration	(106,459)
Share issue costs	(12,692)
Investments	(1,022,844)
Other	(53,598)
(1,289,969)
Future income tax liabilities
Property and equipment	1,371,022

$81,053

The Canadian subsidiary has $221,458 of available loss carry forwards for income tax purposes which may be used to reduce future taxable income, the benefit of which has been recognized in these consolidated financial statements.  These losses expire as follows:

2004	$69,271
2007	$153,236

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

The Canadian subsidiary has available the following approximate costs which may be deducted in the prescribed manner to determine future taxable income:

	Rate	2002

Undepreciated capital costs	20%-30%	$784,311
Canadian oil and gas property expense	10%	$193,629
Canadian development expense	30%	$1,521,233
Canadian exploration expense	100%	$800,500
Foreign exploration and development expense	10%	$867,068

United States Income Taxes

Aspen’s deferred tax assets (liabilities) consist of the following:

	December 31, 2002	December 31, 2001	June 30, 2001
Deferred tax liabilities:
Accumulated depreciation	$(67,000)	$(81,000)	$(47,000)
Costs capitalized for books and deducted for tax	-	(1,744,000)	(1,364,000)
Total deferred tax liabilities	(67,000)	(1,825,000)	(1,411,000)

Deferred tax assets:
Net operating loss carryforwards	10,255,000	8,164,000	7,169,000
Costs expensed for books and capitalized for tax	1,185,000	-	-
Total deferred tax assets	11,440,000	(1,825,000)	(1,411,000)
Less valuation allowance	(11,373,000)	(6,339,000)	(5,758,000)
Net deferred tax liability	$-	$-	$-

The difference from the expected income tax expense for the periods ended December 31, 2002 and December 31, 2001 and June 30, 2001 at the statutory federal tax rate of 34% and the actual income tax expense is primarily the result of net operating loss carryforwards.

At December 31, 2002, the Company has available net operating loss carryforwards of approximately $30,200,000 to reduce future taxable income.  These carryforwards expire from 2002 to 2022.

9.

Stockholders’ Equity

During the year ended June 30, 2001, the Company initiated a private placement of 1,230,000 Special Warrants at $1.50 each for gross proceeds of $1,845,000.  Each Special Warrant is exchangeable for one unit (one common share and one-half common share purchase warrant) on or before the earlier of (i) the fifth business day after the date of issuance of a Prospectus Receipt by the securities regulatory authority in Ontario, Canada or (ii) April 4, 2002, without additional payment.  Each Special Warrant that has been not exercised prior to the expiration date will be deemed to be exercised immediately prior thereto.  Because the Prospectus Receipt had not been issued by August 2, 2001, each of the Special Warrants exercised entitles the holder, without additional payment, to receive 1.1 units for each Special Warrant so exercised, or deemed exercised.  Each whole common share purchase warrant is exercisable for one common share at a price of $1.80, subject to adjustment in certain events, until April 4, 2003.  The common stock purchase warrants may be redeemed at a price of $.01 subject to certain events.  All Special Warrants had been exercised at December 31, 2002.

During the year ended December 31, 2002, the Company completed the acquisition of 100% of Endeavour Resources Inc. (Endeavour), in exchange for 11,944,809 common shares of the Company together with share purchase warrants to purchase an additional 5,972,403 common shares of the Company.  Each whole share purchase warrant entitles the holder to purchase one share of common stock of the Company at a price of $1.75 until June 30, 2003.

For the year ended December 31, 2002, warrants to acquire 272,250 shares for $1.80 per share through April 4, 2003 were granted in connection with the exercise of 495,000 special warrants.

For the six months ended December 31, 2001, additional options and warrants were granted as set forth below.

•

Options to acquire 371,428 shares for $1.00 per share through August 7, 2004 were granted to certain employees.

•

Options to acquire 20,000 shares for $.50 per share through December 14, 2004 were granted to certain employees.

•

Warrants to acquire 404,250 shares for $1.80 per share through April 4, 2003 were granted in connection with the exercise of 735,000 special warrants.

•

Options to acquire 85,714 shares for $1.00 per share through July 25, 2004 were granted in connection with services rendered.

For the year ended June 30, 2001, additional options and warrants were granted as set forth below.

•

Options to acquire 678,571 shares for $1.33 per share through December 21, 2003 were granted to certain  officers, employees and directors.

•

Options to acquire 42,857 shares for $1.33 per share through October 25, 2003 were granted to certain  officers, employees and directors.

•

Options to acquire 28,572 shares for $1.96 per share through September 27, 2003 were granted to certain  officers, employees and directors.

•

Options to acquire 71,429 shares for $1.65 per share through February 22, 2003 were granted to certain  officers, employees and directors.

•

Options to acquire 2,304 shares for $2.17 per share through June 14, 2001 were granted in connection with services rendered.

At December 31, 2002, exercise prices of options and warrants range from $.50 to $1.80.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

The following tables summarizes the option and warrant activity for the periods ended December 31, 2002 and December 31, 2001 and June 30, 2001:

	December 31, 2002		December 31, 2001		June 30, 2001
	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
Outstanding, beginning of period	3,063,418	$2.12	2,305,208	$2.51	2,057,827	$3.01
Granted to:
Employees, officers, director	-	-	391,428.97		821,429	1.38
Others	6,115,551	1.75	489,964	1.66	2,304	2.17
Expired/cancelled	(860,598)	3.80	(123,182)	3.99	(387,067)	7.23
Exercised	-	-	-	-	(189,285)	1.26
Outstanding, end of period	8,318,371	$1.68	3,063,418	$2.12	2,305,208	$2.51

All outstanding warrants and options, were exercisable at December 31, 2002.  If not previously exercised, warrants and options outstanding at December 31, 2002 will expire as follows:

Year Ending December 31,	Number of Shares	Weighted Average Exercise Price

2003	7,926,945	$ 1.71
2004	377,142.97
2005	10,713.98
2006	3,571.98
Total	8,318,371

Presented below is a comparison of the weighted average exercise prices and market price of the Company’s common stock on the measurement date for all warrants and stock options granted during the periods ending December 31, 2002 and 2001 and June 30, 2001:

	December 31, 2002			December 31, 2001			June 30, 2001
	Number of Shares	Exercise Price	Market Price	Number of Shares	Exercise Price	Market Price	Number of Shares	Exercise Price	Market Price
Fair value equal to exercise price	-	-	-	-	$ -	$ -	28,571	$ 1.96	$ 1.96
Fair value greater than exercise price	-	-	-	-	$ -	$ -	-	$ -	$ -
Exercise price greater than fair value	6,115,551	$ 1.75	$ 0.56	881,392	$ 1.36	$ .74	795,161	$ 1.36	$ 1.34

Pro Forma Stock-Based Compensation Disclosures

The Company applies APB Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees.  Accordingly, compensation cost has not been recognized for grants of options and warrants to employees and directors unless the exercise prices were less than the fair value of the Company’s common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB 123, the Company’s net earnings (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below.  The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option or warrant holder.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

	December 31, 2002	December 31, 2001	June 30, 2001
Net earnings (loss) applicable to common stockholders:
As reported	$(17,009,828)	$(869,198)	$2,100,524
Pro forma	(17,009,828)	(1,041,001)	1,456,795
Basic earnings (loss) per common share:
As reported	$(0.45)	$(0.04)	$0.11
Pro forma	(0.45)	(0.05)	0.08

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	December 31, 2002	December 31, 2001	June 30, 2001

Expected volatility	-	74%	83%
Risk-free interest rate	-	2.0%	5.5%
Expected dividends	-	-	-
Expected terms (in years)	-	3.0	3.0

Stock Based Compensation

The Company has two stock-based compensation plans. At December 31, 2002, 1,857,143 shares were reserved for issuance under these plans.  Under the Non-Employee Directors Stock Option Plan, options are granted to certain non-employee directors at prices greater than or equal to the market price of the Company’s stock on the date of grant.  The maximum term of the option is 10 years, and they vest according to the terms of the individual options granted.  All options must be granted prior to February 26, 2011, the date the Plan will terminate.  Options may be granted at any time prior to its termination.  Any option outstanding under the plan at the time of its termination, remains in effect until the option is exercised or expires. Under the 2001 Stock Compensation Plan, options and stock appreciation rights are granted to certain officers, directors, employees and advisors at prices greater than or equal to the market price of the Company’s stock on the date of grant.  The maximum term of the option is 10 years, and they vest according to the terms of the individual options granted.  All options must be granted prior to February 26, 2011, the date the Plan will terminate.  Options may be granted at any time prior to its termination.  Any option outstanding under the plan at the time of its termination, remains in effect until the option is exercised or expires.  Stock appreciation rights may be issued with stock options or separately, at the discretion of the Compensation Committee.  At December 31, 2002, no stock appreciation rights had been granted.

Stock Consolidation

On December 21, 2000, the stockholders approved a 1-for-7 reverse stock split of the Company’s common stock.  All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated as appropriate to reflect the effect of the split for all periods presented.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

10.

Transactions with affiliates

During the year ended June 30, 2001, the Company acquired ownership interests in 17 oil and gas producing properties, inventory, and equipment from a company affiliated with an individual who later became a director of the Company for 571,429 shares of common stock.  The stock was recorded at $1,800,000.

Legal expenses of approximately $183,000, $93,000–and  $142,000 were paid to firms of which an officer or director of the Company is a partner during the periods ended December 31, 2002, December 31, 2001 and June 30, 2001, respectively.

In May 2002, the Company closed on an acquisition of real property and certain oil and gas properties in the United States.  This transaction involved 2 former directors and the former CEO of the Company and is described as follows:

a)

In July of 2000, the Company agreed to acquire real property from one of the former directors for 2 million unregistered shares of the Company.  Upon closing in May 2002, the Company reflected the asset in the financial statements as Property and Equipment and assumed a mortgage payable by the former director on this property of $265,000 which has been reflected in the financial statements as part of the long-term debt (as the transaction had not closed, neither the asset nor the corresponding liabilities were reflected in the financial statements).   All operating expenses and mortgage payments related to this property during the period prior to closing were the responsibility of the Company and were expensed in the current periods as operating and general and administrative expenses.  In November of 2001 a cash payment of $100,000 was paid to the former director by a third party on behalf of the Company.

b)

On December 31, 2001 the Company acquired through a third party, certain oil and gas assets owned by the former CEO of the Company.  As the transaction had not closed, neither the asset nor the corresponding liability was reflected in the financial statements as at December 31, 2001.  The cost of the acquisition included a $500,000 promissory note bearing interest at 8% per annum payable in 60 installments commencing April 1, 2002 to a second former director.  All revenue and expenses were recorded in the accounts of the Company commencing January 1, 2002.

c)

On May 21, 2002, the transaction closed with the cancellation of a note receivable from a third party in the amount of $200,000 and the issuance of 2.825 million shares from treasury of the Company to the third party, which in turn forwarded 1.5 million of these shares to the former director.

d)

On September 29, 2002, the former CEO returned the oil and gas properties to the second former director who held the promissory note on the transaction outlined in (b) above.  This director assumed a $100,000 bank loan payable on behalf of the Company and forgave the $500,000 promissory note payable along with accrued interest.

The Canadian subsidiary, Aspen Endeavour Resources Inc. has contracted certain services from companies related by common management for general and administrative, land, development and exploration services.  The total amount charged for certain services during the period ended December 31, 2002 totaled $122,447.

At December 31, 2002, Prospect Oil & Gas Management Ltd. owed Endeavour $94,769 for oil and gas revenues in the normal course, net of services rendered, which bear no interest and have no set terms of repayment.

Endeavour is a shareholder of Cubacan Exploration Inc. (“Cubacan”) and at December 31, 2002 owned 26,365,982 common shares or 32.5% of the outstanding capital. During the year, the investment in these shares was written down to $1.00.

In the year 2002, Endeavour received 180,000 common shares of Cubacan at $0.38 per share as a settlement of debt of $68,881 which was carried on the books of the Company as $714,071 after a provision for write down of $444,052 in 2001.

At December 31, 2002, Cubacan owed Endeavour $102,048 as a result of cash advances and reimbursable costs which bear no interest and have no set terms of repayment.  These transactions are in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

In November 2001, the Board of Directors approved a 2.5% and a 1.0% overriding royalty on all of the Company's US production as executive compensation for the Chief Executive Officer and President respectively.   In 2002, 1.0% of these overriding royalties have been reassigned back to the Company.

Endeavour contracts Riechad Inc. and APT Inc., companies controlled by a past director and officer of Endeavour, for engineering and management services.  The total contract fees charged and accrued during the year ended December 31, 2002 total $110,792.  These transactions are in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

At December 31, 2002, Riechad Inc. owed Endeavour $1,002,356, which bears no interest and has no set terms of repayment.

988023 Alberta Ltd.

Endeavour is related by a common director.  988023 Alberta Ltd. is owed $101,916 for oil & gas revenues in the normal course of operations.

11.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.  The Company maintains its cash with banks primarily in Oklahoma City, Oklahoma and Calgary, Alberta.  The terms of these deposits are on demand to minimize risk.  The Company has not experienced any losses related to these cash deposits and believes it is not exposed to any significant credit risk.

Accounts receivable consist of uncollateralized receivables from domestic and international customers primarily in the oil and gas industry.  To minimize risk associated with international transactions, all sales are denominated in U.S. currency.  The Company routinely assesses the financial strength of it customers.  The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.  If amounts become uncollectible, they will be charged to operations when that determination is made.  The Company had four customers that accounted for approximately 68% of gas sales revenue and three customers that accounted for approximately 86% of oil sales revenue for the six months ended December 31, 2001.  The Company had three customers that accounted for approximately 54% of gas sales revenue and two customers that accounted for approximately 92% of oil sales revenues for the year ended June 30, 2001.

12.

Employee Benefit Plan

The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code.  The plan allows eligible employees to defer a portion of their compensation.  Such deferrals accumulate on a tax-deferred basis until the employee withdraws the funds.  The plan provides for contributions by the Company in such amounts as the Board of Directors may determine annually.  The Company contributed $40,500 for the year ended December 31, 2002 and $18,700 for period ended December 31, 2001 and $18,700 for the year ended June 30, 2001.

13.

Commitments and contingencies

Letters of Credit

At December 31, 2002 and 2001, the Company had $151,000 and $151,000 of outstanding letters of credit.

Leases

The Company conducts its operations utilizing leased facilities under long-term lease agreements, classified as operating leases.  The Company also leases certain equipment and vehicles under operating leases.  Certain leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses and contain purchase options

Future minimum lease payments in the aggregate required by noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

Year Ending December 31,

Total

2003	$ 286,942
2004	191,228
2005	40,247
$ 518,417

Total rent expense, all of which was minimum rentals, for the periods of December 31, 2002 and 2001 and June 30, 2001 was approximately $696,003, $228,500 and $318,200, respectively and is net of sublease rentals of $27,400, $13,400 and $42,000, respectively.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

Environmental Matters

The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof.  Although environmental assessments are conducted on all purchased properties, in the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.  Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company.  No claim has been made, nor is the Company aware of any liability, which it may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.  Liabilities for expenditures are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

Employment Contracts

The Company maintains employment contracts with two officers through 2005 that provide for a minimum annual salary, benefits and incentives based on the Company’s earnings.  One contract provides for lump sum severance payments, certain benefits and accelerated vesting of options upon termination of employment under certain circumstances or a change of control, as defined.  At December 31, 2002, the total commitment, excluding incentives, was  $274,000.

Litigation

The Company, and its subsidiaries, in the normal course, are sometimes named as defendants in litigation.  The nature of these claims is related to disputes arising from services provided by outside contractors or for delinquent payments.  The Company does not expect that the results of any of these proceedings will have a material adverse effect on the Company’s financial position

a)

Bruce J. Scambler and JMEKS, Inc. vs. Jack E. Wheeler, Crown Partners, LLC Minerals Division, Aspen Group Resources Corporation, Inc., and Cotton Valley Resources Corporation; Case No. CJ-2000-6912-62; D.C. Oklahoma County; Petition filed 9/20/00.

The Company was named as a defendant in an action filed in September 2000 whereby a former officer of the Company alleged a breach of a Settlement and Release Agreement.  The Company was unsuccessful in defending this action and a judgment in the amount of $385,000 plus estimated interest and legal fees of $50,000 was granted against the Company and the former CEO.  The Company is jointly and severally liable along with the CEO for this amount.  Of this amount, the Company has made a provision for the total, which has been recorded as a liability at December 31, 2002 and charged to operations in 2002.

b)

Duke Energy Trading and Marketing, LLC vs. Aspen Group Resources Corporation; Case No. 2002-02095; D.C. Harris County, Texas; Petition filed on 1/18/02.

The Company was named as a defendant in an action January 2002 whereby the Company allegedly executed a written Guaranty in October 2000, on behalf of a corporation that the Company was in the midst of merger negotiations, to a third party guaranteeing a potential liability up to $2,300,000.  The Company claims that since the merger negotiations never came to fruition, that the Guaranty was cancelled and there is no liability to the Company.    Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

c)

615436 Alberta Ltd. vs. Aspen Endeavour Resources Inc.; Action No. 0201-17345; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/12/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002 whereby a company controlled by an officer of the Company claims that it is owed for a promissory note signed by the Canadian subsidiary of the Company in October 1994 in the amount of Cdn $250,000 plus interest.  The Company is defending this action as it believes it is not a liability of the Company and therefore, no liability has been accrued in these financial statements.

d)

Jeffrey Chad and Riechad Incorporated vs. Aspen Endeavour Resources Inc.; Action No. 0201-17493; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/16/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002, whereby an officer of the Company claims it is owed the sum of Cdn $440,000 pursuant to a suspension and redefinition of his consulting agreement.  The Company is defending this action and is currently in negotiations with the officer to release this claim.  No liability has been accrued in these financial statements for this amount.

e)

Jack Wheeler vs. Aspen Group Resources Corporation; Case No. CIV-03-0180, filed in the United States District Court for the Western District of Oklahoma.

The past CEO alleges that the Company breached his employment contract by not paying sums due under the contract.

Management intends to vigorously defend the case and has filed a counterclaim.  See (f) below.

f)

Aspen Group Resources Corporation and Aspen Energy Group, Inc. vs. Wheeler and Wheeler and Sons Oil & Gas LLC, Canadian County Oklahoma Case No. CJ-2003-281.  Petition filed on 05/15/03.

The Company alleges that the previous CEO committed fraud, embezzlement, breach of fiduciary duty, usurping of corporate opportunities and similar claims relating to his position as an officer and director of the Company.

g)

Aspen Group Resources Corporation and Aspen Energy Group, Inc. vs. Lenard Briscoe and LCB Resources, Inc., Canadian County Oklahoma, Case no. CJ-2003-307.  Petition filed on 05/27/03.

The Company has sued a past director and his private corporation, LCB Resources, Inc., alleging wide ranging fraud, breach of fiduciary duty, usurping corporate opportunities in connection with his service as an officer and director of the Company.  (See (n) below).

h)

LCB Resources and Lenard Briscoe vs. Aspen Energy Group, Inc., Kingfisher County, Oklahoma, Case No. CJ-2003-96.  Petition filed on 05/27/03

The past director has counter sued alleging the Company’s subsidiary has failed to pay royalties owed on certain oil and gas properties, has mismanaged those properties and has sold oil wells in which the past director has an interest, but has not paid him.  No liability has been accrued in these financial statements for this amount.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

i)

R. Charles Allen vs. Aspen Group Resources Corporation, Jack E. Wheeler, James E. Hogue, Wayne T. Egan, Anne Holland, Randall B. Kahn, Lenard Briscoe, Peter Lucas, Lane Gorman Trubitt L.L.P. and WierFourlds L.L.P.; Action #02-CV241587CP

The Company was named as a defendant, on a joint and several basis, along with the then directors, auditors and legal counsel of the Company in an Action dated December 30, 2002, whereby the plaintiff is seeking an order rescinding the take-over bid dated November 22, 2001 by the Company for the purchase of securities of Endeavour Resources Inc. along with damages in the amount of Cdn $10,000,000.  The Company is defending this action as it believes it is not a liability of the Company, the outcome of which is undeterminable.  Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

14.

Earnings Per Share

The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

	Periods Ended
	December 31, 2002	December 31, 2001	June 30, 2001

Net earnings (loss)	$(17,009,828)	$(869,198)	$2,100,524
Effect of dilutive securities	-	-	-
Net earnings (loss) after effect of dilutive securities	$(17,009,828)	$(869,198)	$2,100,524
Weighted average number of common shares used in basic earnings per share	37,420,390	19,582,323	18,783,941
Special warrants	-	544,500	1,230,000
Convertible debt	-	2,857,143	-
Stock options and warrants	-	5,303	71,012
Weighted average number of common shares and dilutive potential common stock used in diluted earnings per share	37,420,390	22,989,269	20,084,953

Options and warrants to purchase approximately 8,318,371 shares of the Company’s common stock, with exercise prices ranging from $0.050 to $1.80, were excluded from the December 31, 2002 diluted earnings per share calculation because their effects were antidilutive.  Options and warrants to purchase approximately 2,285,208 shares of the Company’s common stock, with exercise prices of ranging from $0.98 to $14.56, were excluded from the December 31, 2001 diluted earnings per share calculation because their effects were antidilutive. Options and warrants to purchase approximately 1,553,000 shares of the Company’s common stock, with exercise prices of ranging from  $1.53 to $14.56, were excluded from the June 30, 2001 diluted earnings per share calculation because their effects were antidilutive.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

15.

Acquisition of Endeavour Resources Inc.

On January 1, 2002, the Company acquired the outstanding common shares of Endeavour pursuant to a November 23, 2001 Offer to Purchase.   On March 6, 2002, the Company completed the acquisition of 100% of Endeavour , in exchange for 11,944,809 common shares of the Company together with share purchase warrants to purchase an additional 5,972,403 common shares of the Company. Each whole share purchase warrant entitles the holder to purchase one share of common stock of the Company at a price of $1.25 until September 30, 2002, or $1.75 thereafter until June 30, 2003. In addition, the Company acquired common share purchase warrants of Endeavour entitling the holder to acquire approximately 3,750,000 additional shares of Endeavour common stock.  In exchange for these warrants, the Company issued 890,625 Class B common share purchase warrants (Class B Warrants), each whole Class B Warrant entitling the holder to purchase one share of the common stock of the Company at a price of $1.33 per share until June 28, 2002. The Endeavour common stock and warrants are herein referred to as the “Endeavour Securities”.  Endeavour is a Calgary based oil and gas company actively engaged in the exploration and development of oil and natural gas in Western Canada and Southern United States.  Endeavour was listed on the Canadian Venture Exchange (CDNX) and traded under the symbol “ERU”.

Aspen acquired Endeavour in order to increase its oil and gas production, and to acquire the potential of the oil and gas production in Endeavour.  Aspen’s management views the acquisition of Endeavour as an opportunity to acquire competent and experienced management personnel in Canada, along with access to the Canadian market place through increased market recognition from the Canadian oil and gas properties of Endeavour.

The Unaudited Pro Forma Consolidated Statements of Operations of the Company for the six months ended December 31, 2001 and the year ended June 30, 2001 (the “Pro Forma Statements of Operations”), and the Unaudited Pro Forma Consolidated Balance Sheet of the Company as of December 31, 2001 (the “Pro Forma Balance Sheet” and together with the Pro Forma Statements of Operations, the “Pro Forma Financial Statements”), have been prepared to illustrate the acquisition of Endeavour.  The Proforma Financial Statements do not reflect any anticipated cost savings from the Endeavour acquisition, or any synergies that are anticipated to result from the Endeavour acquisition, and there can be no assurance that any such cost savings or synergies will occur.  The Pro Forma Statements of Operations give pro forma effect to the Endeavour acquisition as if it had occurred on June 1, 2000.  The Proforma Balance Sheet gives pro forma effect to the Endeavour acquisition as if it had occurred on December 31, 2001.  The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future.  The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable.  The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of Aspen and the notes thereto.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2001

	Aspen	Endeavour	Adjustments	Consolidated
ASSETS
Current Assets
Cash	$ 50,600	$ 8,540	$ -	$ 59,140
Accounts receivable	2,424,317	1,028,408	-	3,452,725
Due from related company	-	140,426	-	140,426
Accounts receivable - other	2,938	165,735	-	168,673
Materials and supplies inventory	475,327	-	-	475,327
Prepaid expenses	283,487	-	-	283,487
Total current assets	3,236,669	1,343,109	-	4,579,778

Proved Oil & Gas Properties - net	49,638,972	9,855,041	(a) 153,895	59,647,908

Property and Equipment - net	2,515,893	42,258	-	2,558,151

Other Assets
Investments and advances	-	1,008,211	-	1,008,211
Notes receivable	100,000	-	-	100,000
Note receivable - related party	125,000	-	-	125,000
Nonmarketable security	236,119	-	-	236,119
Deposits and other assets	214,378	53,822	-	268,200

Total Assets	$ 56,067,031	$ 12,302,441	$ 153,895	$ 68,523,367

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$ 2,854,180	$ 1,929,397	$(a) 100,000	$ 4,883,577
Due to related companies	-	293,066	-	293,066
Accrued expenses	263,433	-	-	263,433
Current maturities of long-term debt	5,820,077	815,851	-	6,635,928
Total current liabilities	8,937,690	3,038,314	100,000	12,076,004

Long-Term Debt, less Current Maturities	12,848,399	1,292,881	-	14,141,280

Provision for Site Restoration	-	223,431	-	223,431

Deferred Income Taxes	-	1,112,617	-	1,112,617

Stockholders’ Equity
Preferred stock issued-none	-	-	-	-
Common stock	46,943,541	6,090,049	(b) 599,044	53,632,634
Less subscriptions	(214,436)	-	-	(214,436)
Warrants and beneficial conversion feature	1,305,236	-	-	1,305,236
Retained earnings (deficit)	(13,753,399)	545,149	(b) (545,149)	(13,753,399)
Total stockholders’ equity	34,280,942	6,635,198	53,895	40,970,035

Total Liabilities and Stockholders’ Equity	$ 56,067,031	$ 12,302,441	$ 153,895	$ 68,523,367

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Six months ended December 31, 2001

	Aspen	Endeavour	Adjustments	Consolidated

REVENUE
Oil and gas sales	$ 3,534,322	$ 1,052,185	$ -	$ 4,586,507
Product and service revenues	718,759	-	-	718,759
Total revenues	4,253,081	1,052,185	-	5,305,266

EXPENSES
Oil and gas production	1,647,810	634,189	-	2,281,999
Operating expenses	567,412	-	-	567,412
General and administrative	1,142,015	359,271	-	1,501,286
Depreciation and depletion	1,304,520	482,796	(c) 8,725	1,796,041
Total expenses	4,661,757	1,476,256	8,725	6,146,738

EARNINGS (LOSS) FROM OPERATIONS	(408,676)	(424,071)	(8,725)	(841,472)

OTHER INCOME (EXPENSE)
Interest and financing expense	(482,446)	(76,769)	-	(559,215)
Other income	21,702	-	-	21,702
Total other	(460,744)	(76,769)	-	(537,513)

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTERESTS	(869,420)	(500,840)	(8,725)	(1,378,985)

INCOME TAXES	-	172,021	(d) 2,997	175,018

NET EARNINGS (LOSS) BEFORE MINORITY INTERESTS	(869,420)	(328,819)	(5,728)	(1,203,967)

MINORITY INTERESTS	(222)	-	-	(222)

NET EARNINGS (LOSS)	$ (869,198)	$ (328,819)	$ (5,728)	$ (1,203,745)

BASIC EARNINGS (LOSS) PER SHARE	$ (.04)	$ (.01)		$ (.04)

DILUTED NET EARNINGS (LOSS) PER SHARE	$ (.04)	$ (.01)		$ (.03)

WEIGHTED AVERAGE SHARES	19,582,323	40,963,088		31,527,132

WEIGHTED AVERAGE SHARES – ASSUMING DILUTION	22,989,269	49,468,942		34,934,078

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year ended June 30, 2001

	Aspen	Endeavour	Adjustments	Consolidated

REVENUE
Oil and gas sales	$ 10,055,440	$ 3,836,275	$ -	$ 13,891,715
Product and service revenues	493,834	-	-	493,834
Total revenues	10,549,274	3,836,275	-	14,385,549

EXPENSES
Oil and gas production	2,787,550	1,167,340	-	3,954,890
Operating expenses	353,815	-	-	353,815
General and administrative	2,015,210	537,425	-	2,552,635
Depreciation and depletion	2,241,146	1,371,669	(c) 17,450	3,630,265
Total expenses	7,397,721	3,076,434	17,450	10,491,605

EARNINGS (LOSS) FROM OPERATIONS	3,151,553	759,841	(17,450)	3,893,944

OTHER INCOME (EXPENSE)
Interest and financing expense	(1,085,286)	(148,219)	-	(1,233,505)
Other income	34,479	-	-	34,479
Total other	(1,050,807)	(148,219)	-	(1,199,026)

EARNINGS (LOSS) BEFORE INCOME TAXES, OTHER AND MINORITY INTERESTS	2,100,746	611,622	(17,450)	2,694,918

PROVISION FOR WRITEDOWN OF INVESTMENT AND ADVANCES (NET OF INCOME TAX BENEFIT)	-	(727,692)	-	(727,692)

INCOME TAXES	-	52,380	(d) 5,933	58,313

NET EARNINGS (LOSS) BEFORE MINORITY INTERESTS	2,100,746	(63,690)	(11,517)	2,025,539

MINORITY INTERESTS	(222)	-	-	(222)

NET EARNINGS (LOSS)	$ 2,100,524	$ (63,690)	$ (11,517)	$ 2,025,317

BASIC EARNINGS (LOSS) PER SHARE	$ .11	$.00		$.07

DILUTED NET EARNINGS (LOSS) PER SHARE	$ .10	$.00		$.06

WEIGHTED AVERAGE SHARES	18,783,941	40,718,942		30,728,750

WEIGHTED AVERAGE SHARES – ASSUMING DILUTION	20,084,953	49,468,942		32,029,762

Notes to the Pro Forma Financial Statements at December 31, 2001

(a)

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

(b)

The estimated purchase price and preliminary adjustments to historical book value of Endeavour as a result of the Endeavour acquisition are as follows:

Purchase price:
Estimated value of common stock issued	$6,689,093
Related fees and expenses	100,000
Book value of net assets acquired	(6,635,198)
Purchase price in excess of net assets acquired	$153,895

Preliminary allocation of purchase price in excess of net assets acquired:
Increase in proved oil & gas properties	$153,895

(c)

The adjustments to common stock and retained earnings (deficit) as a result of the Endeavour acquisition are as follows:

Common stock:
Estimated value of common stock issued	$6,689,093
Elimination of Endeavour common stock	(6,090,049)
$599,044

Retained earnings (deficit):
Elimination of Endeavour retained earnings	$(545,149)

(d)

The Endeavour acquisition is accounted for by the purchase method of accounting.  Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets and liabilities of Endeavour based upon their respective estimated fair values at December 31, 2001.  The actual allocation of purchase price and the resulting effect on earnings from operations may differ significantly from the pro forma amounts included herein.  The following presents the effect of the purchase adjustments on the Pro Forma Statement of Operations:

	Six Months Ended December 31, 2001	Year Ended June 30, 2001

Depletion	$8,725	$17,450

The adjustment for estimated pro forma depletion is to reflect the pro forma value of tangible assets at the date of acquisition.

Reflects income tax effects of the pro forma adjustments assuming an effective tax rate of 34%.

Notes Page 6

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

17.

FINANCIAL RESULTS AND LIQUIDITY

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred net losses of $17,009,828 and $869,198 for the period ended December 31, 2002 and 2001 respectively and has current liabilities in excess of current assets.  These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.  Since joining the Company in October of 2002, the new Chief Executive Officer, along with the rest of the Company’s management team has been developing a broad operational financial restructuring plan.  Despite its negative cash flow, the Company has been able to secure financing to support its operations to date.  Going forward, additional cash will be needed to implement the proposed business plan and to fund losses until the Company has returned to profitability.  Where there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its turnaround efforts and is exploring a number of alternatives in this regard.  Management is exploring alternatives that include seeking strategic investors, selling Company assets and implementing cost reduction programs.  There can be no assurance that management’s efforts in this regard will be successful.  The Company believes that the capital raised in fiscal 2003 and its current credit facility will be sufficient to support the Company’s liquidity requirements through December 31, 2003, depending on operating results.  Management believes that, despite the financial hurdles and funding uncertainties going forward, it has under development, a business plan that if successfully funded and executed as part of the financial restructuring, can significantly improve operating results.

18.

ASSET IMPAIRMENT

During 2002, in connection with a change in management, the Company and its new management team evaluated the ongoing value of certain assets.  Based on this evaluation, it was determined that certain assets were impaired and were written down by $1,214,528 to their estimated fair value.  The estimated fair value was based on market and other information available to the Company.

19.

SUBSEQUENT EVENT

On February 11, 2003, the Company completed a private placement of 12 million Units at $0.14 each for gross proceeds of $1.68 million Cdn.  Each Unit is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $0.18 until August 10, 2004.  The common shares and warrant issued will carry a four-month hold period under Canadian securities laws from the date of close.

In February 2003, the Company closed the sale of two non-core assets;

a)

The Company sold its entire interest in the El Dorado Field in Kansas for approximately $2,850,000 in cash.  The majority of proceeds generated from this sale were utilized to further reduce the Company’s US bank debt.  This sale is reflected in these financial statements.

b)

The Company also sold its entire interest in real properties located in Kerrville, Texas for net proceeds of $325,000.  There was no oil and gas production on this property.

Notes Page 6